Exhibit 10.29

CCCI HOLDINGS, INC.

300 West Sixth Street

Suite 2300

Austin, Texas 78701

October 30, 2006

American Capital Equity I, LLC
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814

Re:                 Management Rights

Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of Series A Convertible Redeemable Preferred Stock (the “Preferred Stock”) of CCCI Holdings, Inc., a Delaware corporation (the “Company”), American Capital Equity I, LLC (“Investor”), shall be entitled, so long as Investor holds (beneficially or otherwise) any shares of the Company’s Preferred Stock or common stock or Series B Redeemable Preferred Stock issued upon conversion of the Preferred Stock, to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights, and other rights specifically provided to all investors in the financing agreements delivered in connection with the sale of the Preferred Stock, as amended, and as otherwise required by law:

1.                           Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with you regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

2.                           Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided. Without limiting the generality of the foregoing, subject to Section 2.8 of that certain Investors’ Rights Agreement of even date herewith by and among the Company and each of the holders of the Company’s capital stock listed on the Schedule of Investors thereto (the “IRA”), Investor shall be entitled to receive the financial statements and other information provided by the Company pursuant to Section 2.1 and 2.2 of the IRA; provided, however, that such right shall be subject to any waiver or consent relating thereto then in effect under the IRA; provided, further, however, that no amendment, waiver or consent under the IRA shall eliminate, reduce, decrease or otherwise adversely affect the right of Investor to receive such information (including, without limitation, any amendment, waiver or consent to the IRA or the Company’s Amended and Restated Certificate of Incorporation which would have the affect of shorting the term of, or expanding the termination events applicable to, such rights under Section 2.8 of the IRA), other than an amendment, waiver or consent which extends the required time period for delivery of any such financial statements or other information by no more than thirty (30) days, will be binding on Investor without Investor’s prior written consent.

3.                           If Investor is not represented on the Company’s Board of Directors (the “Board”), the Company shall invite a representative of Investor to attend all meetings of the Board in a non-voting observer capacity and, in this respect, shall give such representative of Investor copies of all notices, minutes, consents and other material that the Company provides to its directors, provided that such representative shall hold in confidence and trust and act in a fiduciary manner with respect to all information received and that the representative may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to Investor’s concerns regarding significant business issues facing the Company. The Company shall reimburse Investor in connection with Investor’s exercise of its observation rights contained herein; provided, however, that the Company shall not have an obligation to reimburse Investor for such expenses in the event that (a) Investors has and exercises a right to designate a member of the Board whose expenses are reimbursed by the Company or (b) American Capital Strategies, Ltd. sends a separate representative as an observer to the Board whose expenses are reimbursed by the Company.

4.                           Investor agrees, and any representative of Investor will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this letter.

Except to the extent the rights in paragraph 2 hereof may terminate as of an earlier date in accordance with Section 2.8 of the IRA and the terms hereof, the rights described herein shall terminate and be of no farther force or effect upon the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933 in connection with the firm commitment underwritten offering of its securities to the general public. The confidentiality provisions hereof will survive any such termination.

[Signature Page Follows]

Very truly yours,

CCCI HOLDINGS, INC.

By:	/s/ Elisabeth DeMarse
Elisabeth DeMarse
Chief Executive Officer

AGREED TO AND ACCEPTED THIS 30th DAY OF OCTOBER, 2006:

American Capital Equity I, LLC

By:	American Capital Equity Management, LLC,
Its Manager

By:	/s/ Kenneth L. Pollack
	Name:	Kenneth L. Pollack
	Title:	Vice President

Address:		2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814

[Signature Page to CCCI Holdings Management Rights Letter]